MEMORANDUM OF UNDERSTANDING (MOU)

This MOU is signed by:

Party A: WorldTradeShow.com, Inc. (WTSW)
3665 Ruffin Road, Suite 225, San Diego, California, U.S.A.
Tel: (858) 292-9637, Fax: (858) 292-9641

Party B: Nacional Editora, S.A de C.V. (Grupo Campestre)
Centro Comercial Viva Tijuana Local 1809 Zona Rio, Tijuana, B.C. C.P. 22320
Tel: (52664) 682-8861, Fax: (52664) 682-8872

As dated November 10th, 2003, the two parties have agreed to work cooperatively as strategic partners in marketing the popular MASXIMA Discount Card to Mexican businesses and consumers throughout Baja California and Mexico via the Internet portal of WorldTradeShow.com. In return, the parties desire to have a revenue sharing partnership, whereby WTSW may retain up to 20% in recurring revenue.

Mexico with a population over 125 million people has a very progressive and expansive growing economy of the Latin American countries. The use of Internet and wireless telecommunication technologies is becoming more popular as there are over 23 million users. In addition, the expanding travel/tourism and import/export businesses have required these enterprises to beginning marketing using the Internet in order to compete with other the countries. Consumers are making purchases online for products and services. WorldTradeShow.com, Inc. and Grupo Campestre recognize the importance of forming this partnership to brand and capture a portion of the $6 billion USD consumers and trades spending in Baja California and interior Mexico via online business tradeshows marketing.

Party A:
WTSW will establish a “WorldTradeShow Mexico” e-commerce website, which presents all related Mexican businesses in travel/tourism and export/import that offer worldwide consumers the MASXIMA Discount Card to make purchases online or offline for goods and services. Users are able to obtain the Card on this site, along with the ability to transact a purchase securely. Also, the WorldTradeShow Mexico site offers advertising and sponsorship to all participating businesses. WTSW desires to receive revenue sharing partnership with Grupo Campestre through this online advertising and marketing services to its worldwide customers.

Party B:
Grupo Campestre is developing an online MASXIMA Discount Card website to promote, market and distribute products and services for Mexican companies. MASXIMA Card is the most recognized retail discount card serving over 8 million Mexican consumers throughout Baja California and interior Mexico. The Discount Card offers customers up to 70% savings from over 500 participating businesses, ranging from hotels, restaurants, rent-a-car agencies, department stores, gift stores and numerous other retailers serving majority of the Mexican travel/tourism market. The Company recognizes WTSW’s online marketing expertise and presence to reach more consumers worldwide. Grupo Campestre desires to have a revenue sharing partnership with WTSW.

_______________________________ ___________________________________
Mr. Sheldon Silverman (Party A) Mr. Demitrio Carrasco, Director (Party B)
CEO Partner